December 14, 2005

Mr. Sam Martin

2939 Parkwood Drive

Green Bay, WI 54313

Dear Sam:

This letter confirms our offer of employment made to you for the position of Senior Vice President of Operations reporting to Perry Odak, CEO. Your base pay will be $295,000, payable bi-weekly at the rate of $11,346.15. Additional compensation with the Company includes:

  A $50,000.00 bonus on your start date of January 9, 2006.
  A $50,000.00 bonus in April, 2006, subject to your continued employment with the Company.
  A targeted incentive bonus of 50% of your annual base salary from the "2006 Home Office Incentive Plan." The incentive program is based on achieving company performance and individual performance objectives. If those objectives are met, payment for the Award will be made in March, 2007.

We are extremely excited to have you join the Wild Oats Markets team. The education and work experience background you will bring to the position will help us to obtain goals we have set as a growing organization.

The Compensation Committee of the Board of Directors has approved a grant to you of 100,000 stock options for shares of Wild Oats Markets common stock. The strike price will be based on the closing market value of Wild Oats Markets stock on the day you sign and agree to the terms of this offer letter.

You will be eligible for 15 days-accrued vacation hours for each year of employment.

As part of this employment offer, Wild Oats Markets, Inc. will provide a relocation package reimbursing you for approved relocation expenses up to $70,000. Additional expenses the Company will reimburse to you outside the existing relocation plan include:

  4 months of temporary housing. If applicable, additional time will be given if relocation to a primary residence has not been finalized at that time.
  Mortgage Payment (grossed up) for up to 6 months for your primary residence in Green Bay, WI.
  Reasonable expenses for the continued upkeep of your residence in Green Bay for up to 6 months. Expenses will be reviewed and approved by the Vice President of Human Resources. If applicable, house upkeep expenses beyond the initial 6 months will be considered and approved by the Vice President of Human Resources and the CEO.

Sam Martin

December 14, 2005

Danielle Boyd, Corporate HR Director, will mail you the specifics of the relocation plan. You will be required to review and agree to the provisions outlined in the Plan, including full utilization of our third party administrator, Relo Direct, before any relocation assistance is initiated. Please contact Danielle at 720-562-4694 for any initial questions or concerns you may have regarding the relocation package.

Upon the start of your employment, you will be scheduled to meet with your supervisor to complete the new hire forms. Since the law now requires us to verify your authority to work in the United States, be sure to bring documentation that will permit Wild Oats Markets to verify your eligibility. Most common documents provided are Drivers License, State Birth Certificates or Passport and Social Security Card.

Later in the month, you will attend Wild Oats Markets’ orientation, which offers a more in-depth exploration of the origination of Wild Oats Markets, logistics, and a tour of the facilities.

The terms of this letter do not imply employment for a specific period. Your employment is at will; either you or the Company can terminate it at any time, with or without cause. The following paragraphs detail the Wild Oats executive Change of Control Agreement.

In the event that your employment is terminated as a result of a "change in control", the principle benefits of that change consists of (i) a lump sum payment equal to two times your salary and bonus, (ii) a lump sum payment in lieu of Company contributions that would have been made on your behalf to the Company’s saving plan had your employment continued for two additional years, (iii) accelerated vesting of all options, (iv) continuation of life, disability, accident and health insurance benefits for a period of two years following such termination of employment, and (v) a payment equal to the amount necessary to reimburse you for the full effect of any excise tax levied on "exercise parachute payments". In the event that conditions triggering the benefits under the "change in control" are satisfied, you are subject to certain restrictive covenants relating to non-competition and solicitation of employees, customers or suppliers of the Company for two years following the termination of your employment.

Except as expressly set forth in this Section, all compensation and other benefits shall cease to accrue upon termination of Executive's employment. Upon termination of the Executive's employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its subsidiaries or other affiliates.

Sam Martin

December 14, 2005

Formally your official start date will be January 9, 2006.

Congratulations and welcome to Wild Oats Markets.

Sincerely,

/s/ Peter Williams

Peter Williams

Vice President of Human Resources

I have read the letter completely & understand and agree to the terms.

/s/ Samuel M. Martin________    January 5, 2006____

NAME                                          DATE

**Please make a copy for your records and return the original to the attention of the Compensation Department.